EXHIBIT 21
LIST OF SUBSIDIARIES
The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED

1.	Seacoast National Bank	United States

2.	FNB Brokerage Services, Inc.	Florida

3.	FNB Insurance Services, Inc (inactive)	Florida

4.	South Branch Building, Inc	Florida

5.	TCoast Holdings, LLC	Florida

6.	BR West, LLC	Florida

7.	TC Stuart, LLC	Florida

8.	TC Property Venture, LLC	Florida

9.	SBCF Capital Trust I	Delaware

10.	SBCF Statutory Trust II	Connecticut

11.	SBCF Statutory Trust III	Delaware

12.	SBCF Capital Trust IV	Delaware

13.	SBCF Capital Trust V	Delaware